 R.R. Hawkins & Associates International, a Professional Service Corporation

                                                   DOMESTIC & INTERNATIONAL BUSINESS CONSULTING

A superior method to building big business…”

March 31, 2010

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC   20549

Re:

Powin Corporation

File Reference No. 333-160930

We were previously the independent registered public accounting firm for Powin Corporation, and under the date of June 17, 2009, we reported on the financial statements of Powin Corporation as of December 31, 2008 and 2007, and the related statement of operations, stockholders’ equity and comprehensive income, and cash flows as of December 31, 2008, 2007, and 2006 and for the years then ended.

On December 7, 2009, the Company dismissed us as its independent registered public accounting firm.  We have read Powin Corporation’s statements regarding the recent change of auditors included in this Form S-1/A Amendment #9.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made in this Form S-1/A.

Very truly yours,

R.R. Hawkins & Associates International, PSC

Corporate Headquarters

5777 W. Century Blvd.  , Suite No. 1500

Los Angeles, CA 90045

T: 310.553.5707  F: 310.553.5337

www.rrhawkins.com